Exhibit 99.1

The New York Times Company Reports 2015 Third-Quarter Results

NEW YORK--(BUSINESS WIRE)--October 29, 2015--The New York Times Company (NYSE:NYT) announced today adjusted diluted earnings per share from continuing operations (defined below) of $.09 in the third quarter of 2015 compared with $.03 in the third quarter of 2014. Diluted earnings per share from continuing operations was $.06 in the third quarter of 2015 compared with a loss of $.08 in the same period of 2014.

Adjusted operating profit (defined below) grew to $47.6 million in the third quarter of 2015 from $40.0 million in the third quarter of 2014. This increase was driven by revenue growth combined with cost reductions. Operating profit was $21.9 million in the third quarter of 2015 compared with a loss of $9.0 million in the same period of 2014.

“This was a strong quarter for The New York Times Company. We achieved significant growth in adjusted operating profit with strength across many areas of our business,” said Mark Thompson, president and chief executive officer.

“We added 51,000 net digital subscribers, bringing the total number of paid digital-only subscribers to 1,041,000 at the end of Q3. This is the largest number of net subscribers we have added in a quarter since Q4 2012, evidence of our ability to continue to grow our digital subscriber count more than four years after the launch of our pay model and of the high demand for our digital journalism.

“Total revenues grew in the quarter and we maintained a tight rein on costs. It was our best advertising quarter of the year, year-over-year, despite a decline in digital advertising revenue, with better performance in print. We remain bullish about our digital advertising business and expect it to return to growth in the fourth quarter.

“Moving forward, our focus remains on rapidly growing our digital business and maintaining the long-term strength and viability of our print operation.”

Comparisons
Unless otherwise noted, all comparisons are for the third quarter of 2015 to the third quarter of 2014. Discontinued operations in 2014 include post-sale adjustments related to the New England Media Group (NEMG), which was sold in 2013.

This release presents certain non-GAAP financial measures, including diluted earnings per share from continuing operations excluding severance, non-operating retirement costs and special items (or adjusted diluted earnings per share from continuing operations); operating profit before depreciation, amortization, severance, non-operating retirement costs and special items (or adjusted operating profit); and operating costs before depreciation, amortization, severance and non-operating retirement costs (or adjusted operating costs). The exhibits include a discussion of management’s reasons for the presentation of these non-GAAP financial measures and reconciliations to the most comparable GAAP financial measures, as well as an explanation of non-operating retirement costs.

There were no special items in the third quarter of 2015 or 2014.

The Company had severance costs of $1.0 million ($0.6 million after tax or $0.00 per share) and $21.4 million ($12.7 million after tax or $.08 per share) in the third quarters of 2015 and 2014, respectively.

Results from Continuing Operations

Revenues
Total revenues for the third quarter of 2015 increased 0.7 percent to $367.4 million from $364.7 million. Circulation and other revenues increased 1.1 percent and 16.2 percent, respectively, while advertising revenues declined 2.1 percent.

Circulation revenues rose as revenues from the Company’s digital subscription initiatives and January’s increase in home-delivery prices for The New York Times more than offset a decline in print copies sold. Circulation revenue from the Company’s digital-only subscription products was $48.6 million in the third quarter, an increase of 13.8 percent from the third quarter of 2014.

Paid subscribers to the Company’s digital-only subscription products totaled approximately 1,041,000 as of the end of the third quarter of 2015, an increase of 19 percent compared to the end of the third quarter of 2014.

Third-quarter print advertising revenue decreased 0.9 percent while digital advertising revenue decreased 5.0 percent. Digital advertising revenue was $36.5 million, or 27.0 percent of total Company advertising revenues, compared with $38.4 million, or 27.8 percent, in the 2014 third quarter.

Other revenues rose 16.2 percent in the third quarter primarily due to increases in revenues from the Company’s NYT Live business (which includes conferences and live events), Crossword product and rental income.

Operating Costs
Operating costs decreased 7.6 percent in the third quarter to $345.5 million from $373.8 million. This decrease mainly resulted from declines in severance, depreciation and amortization, print distribution efficiencies, and lower raw materials and outside printing costs. Adjusted operating costs decreased 1.5 percent in the third quarter to $319.8 million from $324.7 million.

Non-operating retirement costs increased in the third quarter to $9.4 million from $8.3 million in the third quarter due to higher multiemployer pension plan withdrawal obligations.

Raw materials costs decreased 11.9% in the third quarter to $18.4 million from $20.9 million due to paper price and volume declines.

Other Data

Interest Expense, net
Interest expense, net decreased in the third quarter to $9.1 million from $15.3 million due to a lower level of debt outstanding as a result of the repayment, at maturity, of the Company’s 5.0 percent senior notes in the first quarter of 2015 and debt repurchases made in 2014.

Income Taxes
The Company had income tax expense of $3.6 million and an effective tax rate of 27.8 percent in the third quarter of 2015. The Company had an income tax benefit of $10.2 million in the third quarter of 2014 on a $22.7 million pre-tax loss from continuing operations.

Liquidity
As of September 27, 2015, the Company had cash and marketable securities of $872.7 million (excluding restricted cash of $29.0 million primarily to collateralize certain workers’ compensation obligations). Total debt and capital lease obligations were $430.0 million.

Share repurchases totaled $36.6 million in the third quarter and $45.9 million in the first nine months of 2015. As of October 27, 2015, repurchases totaled $61.1 million and $40.0 million remained under the Company’s current repurchase authorization.

Capital Expenditures
Capital expenditures totaled approximately $9 million in the third quarter of 2015 and approximately $20 million in the first nine months of 2015.

Outlook
Total circulation revenues in the fourth quarter of 2015 are expected to increase at a rate similar to that of the third quarter of 2015.

Total advertising revenues in the fourth quarter of 2015 are expected to decrease in the mid-single digits compared with the fourth quarter of 2014, while digital advertising is expected to increase in the mid-single digits.

Operating costs are expected to decrease in the low to mid-single digits in the fourth quarter of 2015 compared with the fourth quarter of 2014, while adjusted operating costs are expected to decline in the low-single digits.

The Company expects the following on a pre-tax basis in 2015:

  Results from joint ventures: breakeven,
  Depreciation and amortization: $60 million to $65 million,
  Interest expense, net: $40 million to $45 million, and
  Capital expenditures: approximately $35 million.

Conference Call Information
The Company’s third-quarter 2015 earnings conference call will be held on Thursday, October 29 at 11:00 a.m. E.T. To access the call, dial 877-201-0168 (in the U.S.) or 647-788-4901 (international callers). The passcode is 11254869. Online listeners can link to the live webcast at investors.nytco.com.

An archive of the webcast will be available beginning about two hours after the call at investors.nytco.com. The archive will be available for approximately three months. An audio replay will be available at 855-859-2056 (in the U.S.) and 404-537-3406 (international callers) beginning approximately two hours after the call until 11:59 p.m. E.T. on Thursday, November 5. The passcode is 11254869.

Except for the historical information contained herein, the matters discussed in this press release are forward-looking statements that involve risks and uncertainties, and actual results could differ materially from those predicted by such forward-looking statements. These risks and uncertainties include changes in the business and competitive environment in which the Company operates, the impact of national and local conditions and developments in technology, each of which could affect the Company’s circulation and advertising revenues, the growth of its digital businesses and the implementation of its strategic initiatives. The Company’s actual results could also be impacted by the other risks detailed from time to time in its publicly filed documents, including its Annual Report on Form 10-K for the year ended December 28, 2014. The Company undertakes no obligation to publicly update or revise any forward-looking statement, whether as a result of new information, future events or otherwise.

The New York Times Company is a global media organization dedicated to enhancing society by creating, collecting and distributing high-quality news and information. The Company includes The New York Times, International New York Times, NYTimes.com, international.nytimes.com and related properties. It is known globally for excellence in its journalism, and innovation in its print and digital storytelling and its business model. Follow news about the Company at @NYTimesComm or investor news at @NYT_IR.

This press release can be downloaded from www.nytco.com

Exhibits:	Condensed Consolidated Statements of Operations
Footnotes
Reconciliation of Non-GAAP Information

THE NEW YORK TIMES COMPANY
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(Dollars and shares in thousands, except per share data)

	Third Quarter			Nine Months
	2015	2014	% Change	2015	2014	% Change
Revenues
Circulation	$209,075	$206,729	1.1%	$632,203	$626,267	0.9%
Advertising(a)	135,356	138,222	-2.1%	433,863	454,683	-4.6%
Other(b)	22,973	19,767	16.2%	68,463	62,895	8.9%
Total revenues	367,404	364,718	0.7%	1,134,529	1,143,845	-0.8%
Operating costs
Production costs	152,031	161,177	-5.7%	461,440	478,104	-3.5%
Selling, general and administrative costs	178,071	193,198	-7.8%	533,120	565,506	-5.7%
Depreciation and amortization	15,369	19,375	-20.7%	46,023	58,636	-21.5%
Total operating costs	345,471	373,750	-7.6%	1,040,583	1,102,246	-5.6%
Pension settlement charges (c)	—	—	*	40,329	9,525	*
Multiemployer pension plan withdrawal expense (d)	—	—	*	4,697	—	*
Early termination charge (e)	—	—	*	—	2,550	*
Operating profit/(loss)	21,933	(9,032)	*	48,920	29,524	65.7%
Income/(loss) from joint ventures	170	1,599	-89.4%	(758)	(523)	44.9%
Interest expense, net	9,127	15,254	-40.2%	31,095	41,760	-25.5%
Income/(loss) from continuing operations before income taxes	12,976	(22,687)	*	17,067	(12,759)	*
Income tax expense/(benefit)(f)	3,611	(10,247)	*	5,904	(12,226)	*
Income/(loss) from continuing operations	9,365	(12,440)	*	11,163	(533)	*
Loss from discontinued operations, net of income taxes(g)	—	—	*	—	(994)	*
Net income/(loss)	9,365	(12,440)	*	11,163	(1,527)	*
Net loss/(income) attributable to the noncontrolling interest	50	(59)	*	390	(41)	*
Net income/(loss) attributable to The New York Times Company common stockholders	$9,415	$(12,499)	*	$11,553	$(1,568)	*
Amounts attributable to The New York Times Company common stockholders:
Income/(loss) from continuing operations	$9,415	$(12,499)	*	$11,553	$(574)	*
Loss from discontinued operations, net of income taxes	—	—	*	—	(994)	*
Net income/(loss)	$9,415	$(12,499)	*	$11,553	$(1,568)	*

Average number of common shares outstanding:
Basic	165,052	150,822	9.4%	165,130	150,728	9.6%
Diluted	166,981	150,822	10.7%	167,574	150,728	11.2%
Basic earnings/(loss) per share attributable to The New York Times Company common stockholders:
Income/(loss) from continuing operations	$0.06	$(0.08)	*	$0.07	$0.00	*
Loss from discontinued operations, net of income taxes	—	—	*	—	(0.01)	*
Net income/(loss)	$0.06	$(0.08)	*	$0.07	$(0.01)	*
Diluted earnings/(loss) per share attributable to The New York Times Company common stockholders:
Income/(loss) from continuing operations	$0.06	$(0.08)	*	$0.07	$0.00	*
Loss from discontinued operations, net of income taxes	—	—	*	—	(0.01)	*
Net income/(loss)	$0.06	$(0.08)	*	$0.07	$(0.01)	*
Dividends declared per share	$0.04	$0.04	*	$0.12	$0.12	*

* Represents a change equal to or in excess of 100% or not meaningful.
See footnotes pages for additional information.

THE NEW YORK TIMES COMPANY
FOOTNOTES
(Dollars in thousands)

(a)	The following table summarizes the third quarter of 2015 advertising revenues by category:
		2015
		Third Quarter	% Change vs. 2014	Nine Months	% Change vs. 2014
	Display	$121,933	-2.9%	$393,871	-5.0%
	Classified	8,435	-7.4%	26,055	-7.5%
	Other advertising	4,988	41.7%	13,937	18.1%
	Total advertising	$135,356	-2.1%	$433,863	-4.6%
	In the fourth quarter of 2014, the Company reclassified advertising revenues, including prior period information, into three categories: Display, Classified and Other. “Display” combines the prior “Retail” and “National” categories and includes advertising in our newspapers, online on our websites and across our digital products principally by advertisers promoting products or brands. “Classified” includes line ads sold in the Classified section of our newspapers and websites. “Other advertising” includes, among others, creative services fees associated with our branded content studio and revenue from pre-printed advertising, also known as free-standing inserts.

(b)	Other revenues consist primarily of revenues from news services/syndication, digital archives, rental income, NYT Live business, e-commerce and the Crossword product.

(c)	In the first quarter of 2015 and the second quarter of 2014, the Company recorded $40.3 million and $9.5 million in pension settlement charges, respectively, in connection with lump-sum payment offers to certain former employees.

(d)	In the first quarter of 2015, the Company recorded a $4.7 million charge for a partial withdrawal obligation under a multiemployer pension plan.

(e)	In the first quarter of 2014, the Company recorded a $2.6 million charge for the early termination of a distribution agreement.

(f)	In the second quarter of 2014, the Company recorded a $9.5 million income tax benefit primarily due to a reduction in the reserve for uncertain tax positions.

(g)	Discontinued operations in 2014 include post-sale adjustments related to NEMG, which was sold in 2013.

THE NEW YORK TIMES COMPANY
RECONCILIATION OF NON-GAAP INFORMATION
(Dollars in thousands, except per share data)

In this release, the Company has referred to non-GAAP financial information with respect to diluted earnings per share from continuing operations excluding severance, non-operating retirement costs and special items (or adjusted diluted earnings per share from continuing operations); operating profit before depreciation, amortization, severance, non-operating retirement costs and special items (or adjusted operating profit); and operating costs before depreciation, amortization, severance and non-operating retirement costs (or adjusted operating costs). The Company has included these non-GAAP financial measures because management reviews them on a regular basis and uses them to evaluate and manage the performance of the Company’s operations. Management believes that, for the reasons outlined below, these non-GAAP financial measures provide useful information to investors as a supplement to reported diluted earnings/(loss) per share from continuing operations, operating profit/(loss) and operating costs. However, these measures should be evaluated only in conjunction with the comparable GAAP financial measures and should not be viewed as alternative or superior measures of GAAP results.

Adjusted diluted earnings per share provides useful information in evaluating the Company’s period-to-period performance because it eliminates items that the Company does not consider to be indicative of earnings from ongoing operating activities. Adjusted operating profit is useful in evaluating the ongoing performance of the Company’s business as it excludes the significant non-cash impact of depreciation and amortization as well as items not indicative of ongoing operating activities. Total operating costs include depreciation, amortization, severance and non-operating retirement costs. Total operating costs excluding these items provide investors with helpful supplemental information on the Company’s underlying operating costs that is used by management in its financial and operational decision-making.

Non-operating retirement costs include interest cost, expected return on plan assets and amortization of actuarial gains and loss components of pension expense; interest cost and amortization of actuarial gains and loss components of retiree medical expense; and all expenses associated with multiemployer pension plan withdrawal obligations. These non-operating retirement costs are primarily tied to financial market performance and changes in market interest rates and investment performance. Non-operating retirement costs do not include service costs and amortization of prior service costs for pension and retiree medical benefits, which management believes reflect the ongoing service-related costs of providing pension and retiree medical benefits to its employees. Management considers non-operating retirement costs to be outside the performance of the business and believes that presenting operating results excluding non-operating retirement costs, in addition to the Company’s GAAP operating results, provides increased transparency and a better understanding of the underlying trends in the Company’s operating business performance.

Reconciliations of these non-GAAP financial measures from, respectively, diluted earnings per share from continuing operations, operating profit and operating costs, the most directly comparable GAAP items, as well as details on the components of non-operating retirement costs, are set out in the tables below.

Reconciliation of diluted earnings per share from continuing operations excluding severance, non-operating retirement costs and special items (or adjusted diluted earnings per share from continuing operations)

	Third Quarter			Nine Months
	2015	2014	% Change	2015	2014	% Change
Diluted earnings/(loss) per share from continuing operations	$0.06	$(0.08)	*	$0.07	$0.00	*
Add:
Severance	0.00	0.08	*	0.02	0.11	-81.8%
Non-operating retirement costs	0.03	0.03	*	0.10	0.10	*
Special items:
Pension settlement charges	—	—	*	0.14	0.04	*
Multiemployer pension plan withdrawal expense	—	—	*	0.02	—	*
Early termination charge	—	—	*	—	0.01	*
Reduction in uncertain tax positions	—	—	*	—	(0.06)	*
Adjusted diluted earnings per share from continuing operations(1)	$0.09	$0.03	*	$0.34	$0.20	70.0%

(1) Amounts may not add due to rounding.

* Represents a change equal to or in excess of 100% or not meaningful.

THE NEW YORK TIMES COMPANY
RECONCILIATION OF NON-GAAP INFORMATION (continued)
(Dollars in thousands)

Reconciliation of operating profit before depreciation & amortization, severance, non-operating retirement costs and special items (or adjusted operating profit)

	Third Quarter			Nine Months
	2015	2014	% Change	2015	2014	% Change
Operating profit/(loss)	$21,933	$(9,032)	*	$48,920	$29,524	65.7%
Add:
Depreciation & amortization	15,369	19,375	-20.7%	46,023	58,636	-21.5%
Severance	959	21,365	-95.5%	4,350	26,662	-83.7%
Non-operating retirement costs	9,380	8,327	12.6%	26,929	25,506	5.6%
Special items:
Pension settlement charges	—	—	*	40,329	9,525	*
Multiemployer pension plan withdrawal expense	—	—	*	4,697	—	*
Early termination charge	—	—	*	—	2,550	*
Adjusted operating profit	$47,641	$40,035	19.0%	$171,248	$152,403	12.4%

Reconciliation of operating costs before depreciation & amortization, severance and non-operating retirement costs (or adjusted operating costs)

	Third Quarter			Nine Months
	2015	2014	% Change	2015	2014	% Change
Operating costs	$345,471	$373,750	-7.6%	$1,040,583	$1,102,246	-5.6%
Less:
Depreciation & amortization	15,369	19,375	-20.7%	46,023	58,636	-21.5%
Severance	959	21,365	-95.5%	4,350	26,662	-83.7%
Non-operating retirement costs	9,380	8,327	12.6%	26,929	25,506	5.6%
Adjusted operating costs	$319,763	$324,683	-1.5%	$963,281	$991,442	-2.8%

Components of non-operating retirement costs(1)

	Third Quarter			Nine Months
	2015	2014	% Change	2015	2014	% Change
Pension:
Interest cost	$21,016	$23,494	-10.5%	$63,472	$71,304	-11.0%
Expected return on plan assets	(28,832)	(28,460)	1.3%	(86,439)	(85,380)	1.2%
Amortization and other costs	10,749	7,645	40.6%	32,165	23,041	39.6%
Non-operating pension costs	2,933	2,679	9.5%	9,198	8,965	2.6%
Other postretirement benefits:
Interest cost	688	930	-26.0%	2,065	2,950	-30.0%
Amortization and other costs	1,303	1,237	5.3%	3,909	3,605	8.4%
Non-operating other postretirement benefits costs	1,991	2,167	-8.1%	5,974	6,555	-8.9%
Expenses associated with multiemployer pension plan withdrawal obligations	4,456	3,481	28.0%	11,757	9,986	17.7%
Total non-operating retirement costs	$9,380	$8,327	12.6%	$26,929	$25,506	5.6%

(1)Components of non-operating retirement costs do not include special items.

* Represents a change equal to or in excess of 100% or not meaningful.

CONTACT:
The New York Times Company
For Media:
Abbe Serphos, 212-556-4425
serphos@nytimes.com
or
For Investors:
Harlan Toplitzky, 212-556-7775
harlan.toplitzky@nytimes.com